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Exhibit 10.6

SECOND AMENDMENT TO AMENDED AND RESTATED
LOAN AND SECURITY AGREEMENT

        SECOND AMENDMENT, dated as of May 30, 2001 to the Amended and Restated Loan and Security Agreement, dated as of May 22, 2000, among Houston Wire & Cable Company ("Borrower"), the lenders named therein ("Lenders") and Fleet Capital Corporation, as Agent. Said Amended and Restated Loan and Security Agreement, as amended by a certain First Amendment to Amended and Restated Loan and Security Agreement dated as of June 13, 2000 and as it may be further amended, is hereinafter referred to as the "Loan Agreement." The terms used herein and not otherwise defined shall have the meanings attributed to them in the Loan Agreement.

        WHEREAS, Lenders, Agent and Borrower desire to make certain amendment and modifications to the Loan Agreement.

        NOW THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained and contained in the Loan Agreement, the parties hereto hereby agree as follows:

        1.    Amended Definitions.    The definitions of "Eligible Account" and "LIBOR Term A Portion" contained in Appendix A to the Loan Agreement are hereby deleted and the following are inserted in their stead:

        "Eligible Account—an Account arising in the ordinary course of Borrower's business from the sale of goods or rendition of services which Agent, in its reasonable credit judgment, deems to be an Eligible Account. Without limiting the generality of the foregoing, no Account shall be an Eligible Account if:

                i.  it arises out of a sale made by Borrower to a Subsidiary or an Affiliate of Borrower or to a Person controlled by an Affiliate of Borrower; or

               ii.  it is due or unpaid more than 90 days after the original invoice date; or

              iii.  25% or more of the Accounts from the Account Debtor are not deemed Eligible Accounts hereunder; or

              iv.  the total unpaid Accounts of the Account Debtor (other than Affiliated Distributors) exceed 20% of the net amount of all Eligible Accounts, to the extent of such excess; or the total unpaid Accounts of Affiliated Distributors exceed 30% of the net amount of all Eligible Accounts, to the extent of such excess; or

               v.  any covenant, representation or warranty contained in the Agreement with respect to such Account has been breached; or

              vi.  the Account Debtor is also Borrower's creditor or supplier, or the Account Debtor has disputed liability with respect to such Account (to the extent of such dispute), or the Account Debtor has made any claim with respect to any other Account due from such Account Debtor to Borrower (to the extent of such claim), or the Account is subject to a debit memo or a volume rebate (to the extent of such volume rebate or debit memo) or the Account otherwise is or is reasonably expected to become subject to any right of setoff by the Account Debtor; or

             vii.  the Account Debtor has commenced a voluntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or made an assignment for the benefit of creditors, or a decree or order for relief has been entered by a court having jurisdiction in the premises in respect of the Account Debtor in an involuntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or any other petition or other application for relief under the federal bankruptcy laws has been filed against the Account Debtor, or if the Account Debtor has failed, suspended business, ceased to be Solvent, or consented to or suffered a receiver, trustee, liquidator or custodian to be appointed for it or for all or a significant portion of its assets or affairs; or

            viii.  it arises from a sale to an Account Debtor outside the United States, unless the sale is on letter of credit, guaranty or acceptance terms in each case acceptable to Agent in its sole discretion; or

              ix.  it arises from a sale to the Account Debtor on a bill-and-hold, guaranteed sale, sale-or-return, sale-on-approval, consignment or any other repurchase or return basis; or

               x.  the Account Debtor is the United States of America or any department, agency or instrumentality thereof, unless Borrower assigns its right to payment of such Account to Agent, in a manner satisfactory to Agent so as to comply with the Assignment of Claims Act of 1940 (31 U.S.C. §203 et seq., as amended); or

              xi.  the Account is subject to a Lien other than a Permitted Lien or the Account is not at all times subject to Agent's duly perfected, first priority security interest; or

             xii.  the goods giving rise to such Account have not been delivered to and accepted by the Account Debtor or the services giving rise to such Account have not been performed by Borrower and accepted by the Account Debtor; or

            xiii.  the Account is evidenced by chattel paper or an instrument of any kind, or has been reduced to judgment; or

            xiv.  Borrower has made any agreement with the Account Debtor for any deduction therefrom, except for discounts or allowances which are made in the ordinary course of business for prompt payment and which discounts or allowances are reflected in the calculation of the face value of each invoice related to such Account; or

             xv.  Borrower has made an agreement with the Account Debtor to extend the time of payment thereof.

*    *    *

        LIBOR Term A Portion—that portion of the Term Loan A specified in a LIBOR Request which is not less than $1,000,000 and is an integral multiple of $250,000, which does not exceed the outstanding balance of the Term Loan A not already subject to a LIBOR Option and, which, as of the date of the LIBOR Request specifying such LIBOR Term A Portion, has met the conditions for basing interest on the LIBOR Rate in Section 2.3 of the Agreement and the LIBOR Period of which was commenced and not terminated."

        2.    Reserves.    Agent, Lenders and Borrower agree to reduce the reserve created pursuant to clause (x) of the last sentence of Section 1.1.1.(A) of the Loan Agreement to an amount equal to the principal balance of Term Loans B outstanding from time to time.

        3.    Capital Expenditures.    Section 8.2.8 of the Loan Agreement is hereby deleted and the following is inserted in its stead:

          "8.2.8    Capital Expenditures.    Make Capital Expenditures (including, without limitation, by way of capitalized leases) which, in the aggregate, as to Borrower and its Subsidiaries, exceed during any fiscal year of Borrower the amount set forth opposite such fiscal year in the following schedule:

Fiscal Year Ending	Permitted Capital Expenditures
Closing Date to December 31, 2000	$450,000
December 31, 2001	$1,400,000
December 31, 2002	$750,000 plus the Carryover Amount
December 31, 2003 and 2004	$750,000"

        The "Carryover Amount" shall mean the lesser of (x) $650,000 or (y) the excess (if any) of $1,400,000 over the actual amount of Capital Expenditures made by Borrower in the fiscal year ending December 31, 2001.

        4.    Continuing Effect.    Except as otherwise specifically set out herein, the provisions of the Loan Agreement shall remain in full force and effect.

        5.    Governing Law.    This Second Amendment and the obligations arising hereunder shall be governed by, and construed and enforced in accordance with, the laws of the State of Illinois applicable to contracts made and performed in such state, without regard to the principles thereof regarding conflict of laws.

        6.    Counterparts.    This Second Amendment may be executed in any number of separate counterparts, each of which shall, collectively and separately, constitute one agreement.

        IN WITNESS WHEREOF, this Second Amendment has been duly executed as of the first day written above.

HOUSTON WIRE & CABLE COMPANY, as Borrower		BANK OF AMERICA, N.A., as a Lender
By:	/s/ NICOL G. GRAHAM	By:	/s/ MONIRAH SALAMA
Name:	Nicol G. Graham	Name:	Monirah Salama
Title:	Secretary and Treasurer	Title:	Assistant Vice President
HWC Holding Corporation, as Guarantor		The Cit Group/Business Credit, Inc., as a Lender
By:	/s/ CHARLES SORRENTINO	By:	/s/ GRANT WEISS
Name:	Charles Sorrentino	Name:	Grant Weiss
Title:	Chief Executive Officer	Title:	Assistant Vice President
Fleet Capital Corporation, as Agent and a Lender
By:	/s/ ARTHUR A. PESAVENTO
Name:	Arthur A. Pesavento
Title:	Vice President

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  Exhibit 10.6